Exhibit 1.3

ARMADA HOFFLER PROPERTIES, INC.

AMENDMENT NO. 1 TO

ATM Equity OfferingSM Sales Agreement

August 5, 2019

Jefferies LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

Reference is made to that certain ATM Equity OfferingSM Sales Agreement, dated February 26, 2018 (including each exhibit and annex attached thereto, the “Agreement”), among Armada Hoffler Properties, Inc., a Maryland corporation (the “Company”), Armada Hoffler, L.P., a Virginia limited partnership (the “Operating Partnership”), and Jefferies LLC (the “Agent”), pursuant to which the Company may issue and sell through the Agent, acting as agent and/or principal, shares of Common Stock having an aggregate gross sales price of up to $125,000,000.

The Company, the Operating Partnership and the Agent wish to amend the Agreement with this Amendment No. 1 to the Agreement (this “Amendment”) to make certain changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1.     Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.

SECTION 2.     Amendment of the Agreement. Throughout the Agreement, each reference to:

(a)	“the Shares” shall mean shares of Common Stock having an aggregate gross sales price of up to $180,742,991;

(b)	“the Maximum Amount” shall mean $180,742,991;

(c)	“Merrill Lynch, Pierce, Fenner & Smith Incorporated” shall mean BofA Securities, Inc.;

(d)	“Hunton & Williams LLP” shall mean Hunton Andrews Kurth LLP; and

(e)	“this Agreement,” or matters contained “herein” or “hereunder,” or words of similar import, shall mean the Agreement, as amended by this Amendment, and any applicable Terms Agreement.

SECTION 3.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Amendment.

SECTION 4.     Governing Law. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

[SIGNATURE PAGE FOLLOWS]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Company, the Operating Partnership and the Agent in accordance with its terms.

Very truly yours,

ARMADA HOFFLER PROPERTIES, INC.

By:	/s/ Louis S. Haddad
Name: Louis S. Haddad
Title: President and Chief Executive Officer

ARMADA HOFFLER, L.P.

By: Armada Hoffler Properties, Inc., its general partner

	By:	/s/ Louis S. Haddad
Name: Louis S. Haddad
Title: President and Chief Executive Officer

Accepted as of the date hereof:

JEFFERIES LLC

By:	/s/ Michael Judlowe
Name: Michael Judlowe
Title: Managing Director